Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2004

Milwaukee, August 5, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced fiscal 2004 fourth quarter net sales of $545.3 million and net income of $40.2 million or $1.70 per basic share and $1.61 per diluted share. Net sales were $508.1 million in the same period a year ago and net income was $32.9 million or $1.52 per basic share and $1.39 per diluted share. The majority of the 7% improvement in quarterly net sales was due to unit volume increases in both business segments and an Engines Segment sales mix that favored higher priced product. The net income increase between quarters occurred primarily in the Engines Segment as a result of successful manufacturing cost reduction programs, increased sales volume, increased production volumes and a sales mix that favored higher margined products. The Company experienced higher manufacturing costs in the quarter, primarily for purchases of components and materials, which offset net income gains.

For fiscal 2004, the Company reported net sales of $1.95 billion and net income of $136.1 million or $6.01 per basic share and $5.53 per diluted share. For fiscal 2003, net sales were $1.66 billion and net income was $80.6 million or $3.73 per basic share and $3.49 per diluted share. The 17% improvement in net sales was primarily the result of greater unit sales volume in both business segments. Major factors contributing to the 69% increase in net income between years were greater sales and production volumes in both business segments, Engines Segment manufacturing cost reduction programs and improved margins on export sales due to a stronger Euro. For the year, higher manufacturing and operating expenses were an offset to net income gains.

Engines:

Fiscal 2004 fourth quarter net sales of engines were $443.3 million versus $431.4 million in the prior year. The 3% increase is primarily the result of a 2% increase in engine unit sales volume.

Net sales for fiscal 2004 were $1.62 billion, which was $189.0 million or 13% higher than fiscal 2003. On a year over year basis, engine unit volume accounted for about $163 million of the sales increase.

Income from operations for the fourth quarter of fiscal 2004 was $60.6 million compared to $49.4 million in the fourth quarter last year. This $11.2 million increase was the result of successful manufacturing cost reduction programs, greater sales and production volume and a sales mix that favored higher margined products. Higher manufacturing expenses related to surcharges for raw materials and increased employee benefit costs offset a portion of the favorable operating margin improvement factors.

The fiscal 2004 income from operations was $209.3 million, an increase of $74.6 million or 55% over fiscal 2003 results. Factors contributing to the improvement were essentially the same as described for the quarter but also included improved margins on European sales due to a Euro exchange rate that was more favorable than in the prior year. These gains were partially offset by an increase in manufacturing costs as described for the quarter and operating expenses which included increased employee benefit costs, professional services fees, marketing and international selling expenses.

Power Products:

Net sales were $140.4 million in the fiscal 2004 fourth quarter, up $20.8 million or 17% over the same period a year ago. Unit volume increased 11%. The remainder of the increase was primarily the result of the mix of sales favoring higher priced generator units during the quarter.

Net sales for fiscal 2004 were $489.3 million, increasing $159.8 million or 48% over the fiscal 2003 results. Unit volume increased 50%. The volume increase was the result of fiscal 2004 having more demand creating events for generators than were experienced in fiscal 2003, the introduction of new pressure washer product and increased promotional activity at retail and additional market penetration for both generators and pressure washer product.

Income from operations in the fiscal 2004 fourth quarter was $8.6 million, up $.4 million over the same period a year ago. The relatively flat income between years reflects an improvement in operating income resulting from benefits of slight sales and production increases offset by higher costs for components purchased in Euros from Italy.

Fiscal 2004 income from operations was $30.4 million compared to $17.2 million in fiscal 2003. For the year, the sales and production volume increases were partially offset by the increase in material costs related to the components purchased in Euros.

Outlook For Fiscal 2005:

Our initial estimate for fiscal 2005 anticipates net income in the range of $160 to $165 million. These projections include the forecasts of our recently completed acquisition of Simplicity Manufacturing Inc. (“Simplicity”). Consolidated sales are estimated to increase approximately 20%. Engines Segment net sales are forecasted to grow 4-5% from a combination of price and volume growth. Power Products Segment net sales are forecasted to grow 75-80%. The growth includes a forecast of $360 million of net sales resulting from Simplicity and an estimate of a net 5% growth for the generator and pressure washer products.

Consolidated gross profit margin for the year is projected to be in the range of 23% to 24%. The greatest challenge to achieving this gross margin level will be the upward cost pressure we are projecting to continue for manufacturing costs, primarily for purchased components and raw materials. We plan on a combination of price and volume increases to offset a portion of the increasing costs. In addition, our plans for fiscal 2005 include significant reductions in cost from our ongoing focus on manufacturing cost reduction programs.

Consolidated operating expenses are estimated to be approximately $274 million. The projected operating expenses for Simplicity are approximately $63 million. Interest expense is estimated to be $32 million, and other income is projected in the $10-$12 million range. We are assuming an effective tax rate of 36%. The estimates for depreciation and capital expenditures are $68 million and $87 million, respectively.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 206-7202. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 520832.

Other Matters:

In June 2004, a lawsuit was filed against the Company and other defendants alleging that horsepower labels on lawnmower products purchased by the plaintiffs were inaccurate. The complaint seeks an injunction, compensatory and punitive damages and attorney’s fees on behalf of persons who bought lawnmowers since June 1999 powered by gasoline engines up to 20 horsepower. No orders have been entered in the case, and there has been no discovery. The Company intends to vigorously defend this case.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; our ability to successfully integrate the Simplicity acquisition; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

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BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
NET SALES	$545,304	$508,144	$1,947,364	$1,657,633
COST OF GOODS SOLD	424,240	399,718	1,507,492	1,329,554

Gross Profit on Sales	121,064	108,426	439,872	328,079
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	54,330	52,210	205,663	178,157

Income from Operations	66,734	56,216	234,209	149,922
INTEREST EXPENSE	(8,634)	(10,011)	(37,665)	(40,389)
OTHER INCOME, Net	3,285	2,231	8,460	9,045

Income Before Provision for Income Taxes	61,385	48,436	205,004	118,578
PROVISION FOR INCOME TAXES	21,190	15,490	68,890	37,940

Net Income	$40,195	$32,946	$136,114	$80,638

Average Shares Outstanding	23,634	21,681	22,643	21,639

BASIC EARNINGS PER SHARE	$1.70	$1.52	$6.01	$3.73

Diluted Average Shares Outstanding	25,312	24,521	25,340	24,480

DILUTED EARNINGS PER SHARE	$1.61	$1.39	$5.53	$3.49

Segment Information

(In Thousands)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
NET SALES:
Engines	$443,298	$431,431	$1,617,409	$1,428,411
Power Products	140,450	119,649	489,250	329,488
Inter-Segment Eliminations	(38,444)	(42,936)	(159,295)	(100,266)

Total*	$545,304	$508,144	$1,947,364	$1,657,633

*International Sales (included in the above)	$83,858	$101,161	$375,335	$400,119

GROSS PROFIT ON SALES:
Engines	$107,759	$95,414	$387,582	$291,937
Power Products	15,739	14,388	57,846	38,233
Inter-Segment Eliminations	(2,434)	(1,376)	(5,556)	(2,091)

Total	$121,064	$108,426	$439,872	$328,079

INCOME FROM OPERATIONS:
Engines	$60,606	$49,403	$209,337	$134,775
Power Products	8,562	8,189	30,428	17,238
Inter-Segment Eliminations	(2,434)	(1,376)	(5,556)	(2,091)

Total	$66,734	$56,216	$234,209	$149,922

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June 2004 and 2003

(In Thousands)

	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$341,187	$324,815
Accounts Receivable, Net	230,510	201,948
Inventories	337,731	209,138
Deferred Income Tax Asset	47,623	48,674
Other	23,735	22,572

Total Current Assets	980,786	807,147

OTHER ASSETS:
Goodwill	151,991	159,756
Investments	49,259	44,175
Prepaid Pension	81,730	74,005
Deferred Loan Costs, Net	6,325	8,314
Other Long-Term Assets	9,313	11,012

Total Other Assets	298,618	297,262

PLANT AND EQUIPMENT:
At Cost	867,987	876,664
Less - Accumulated Depreciation	511,445	505,880

Plant and Equipment, Net	356,542	370,784

	$1,635,946	$1,475,193

CURRENT LIABILITIES:
Accounts Payable	$120,141	$134,441
Domestic Notes Payable	1,220	2,075
Foreign Loans	700	865
Accrued Liabilities	177,025	164,014

Total Current Liabilities	299,086	301,395

OTHER LIABILITIES:
Deferred Revenue on Sale of Plant & Equipment	14,929	15,163
Deferred Income Tax Liability	70,454	57,917
Accrued Pension Liability	20,871	20,368
Accrued Employee Benefits	14,201	13,901
Accrued Postretirement Health Care Obligation	38,248	48,065
Long-Term Debt	360,562	503,397

Total Other Liabilities	519,265	658,811

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	48,946	35,363
Retained Earnings	927,766	822,060
Accumulated Other Comprehensive Income (Loss)	4,028	(734)
Unearned Compensation on Restricted Stock	(1,490)	(287)
Treasury Stock, at Cost	(161,655)	(341,415)

Total Shareholders’ Investment	817,595	514,987

	$1,635,946	$1,475,193

Consolidated Statements of Cash Flows

(In Thousands)

	Twelve Months Ended Fiscal June
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$136,114	$80,638
Depreciation and Amortization	66,898	63,526
Equity in Earnings of Unconsolidated Affiliates	(8,126)	(5,224)
Loss on Disposition of Plant and Equipment, Net	7,390	3,850
Provision for Deferred Income Taxes	12,800	24,278
Increase in Accounts Receivable	(28,588)	(5,958)
Increase in Inventories	(128,594)	(11,932)
Decrease (Increase) in Other Current Assets	2,017	(4,663)
Increase in Accounts Payable and Accrued Liabilities	4,468	44,321
Increase in Prepaid Pension, Net	(5,802)	(13,566)
Other, Net	(13,023)	(7,875)

Net Cash Provided by Operating Activities	45,554	167,395

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(52,962)	(40,154)
Proceeds Received on Disposition of Plant and Equipment	720	3,464
Refund of Cash Paid for Acquisition	5,686	—
Other, Net	4,642	9,861

Net Cash Used in Investing Activities	(41,914)	(26,829)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Debt	(1,042)	(14,955)
Dividends	(30,448)	(27,709)
Debt Issuance Cost	(1,789)	—
Proceeds from Exercise of Stock Options	45,314	5,490

Net Cash Provided by (Used in) Financing Activities	12,035	(37,174)

EFFECT OF EXCHANGE RATE CHANGES	697	5,478

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,372	108,870
CASH AND CASH EQUIVALENTS, Beginning	324,815	215,945

CASH AND CASH EQUIVALENTS, Ending	$341,187	$324,815